Exhibit 99.1

press release

FOR IMMEDIATE RELEASE

For further information contact:
Ian Galbraith, Corporate Communications (604) 974-2370 Ian.Galbraith@crystaldecisions.com	Caroline Hughes, Investor Relations (604) 974-2003 Caroline.Hughes@crystaldecisions.com

CRYSTAL DECISIONS REPORTS FOURTH QUARTER
AND FISCAL YEAR RESULTS

Twelfth Consecutive Quarter of Revenue Growth;
Total Revenues Increase 27 Percent Year-Over-Year

PALO ALTO, Calif.—July 18, 2003—Crystal Decisions, a leading information management software company, today announced preliminary results for the fourth quarter ended June 27, 2003. Revenues for the fourth fiscal quarter grew to $78.2 million, an increase of 27 percent from the comparable period in the prior year. Operating earnings as a percent of revenues for the fourth fiscal quarter was 17 percent. Operating earnings is defined as earnings before taxes, interest and other income/expense.

For the fiscal year ended June 27, 2003, revenues were $287.5 million, an increase of 32 percent compared to fiscal 2002. Operating earnings as a percent of revenue for the full fiscal year was 15.9 percent.

     Highlights from the fourth quarter:

•	Introduced Crystal Enterprise 9 Premium – a complete BI platform that blends analytics and enterprise reporting within a scalable infrastructure

•	Announced a new strategic relationship with Borland Software Corporation and beta availability of Java reporting engine

•	Announced availability of new Excel functionality for Crystal Enterprise

•	Announced new customer wins with Imerys North America and Missouri Department of Elementary and Secondary Education

“Crystal Decisions is very pleased to announce its twelfth consecutive quarter of year over year revenue growth,” said Jon Judge, President and Chief Executive Officer, Crystal Decisions. “We believe this growth is attributable to the high quality of the solutions and services we deliver to our customers worldwide.”

For More Information

For more information on Crystal Decisions products and services, phone 1-800-877-2340 (North America) or 1-604-681-3435 (International), or visit the Crystal Decisions Web site at www.crystaldecisions.com.

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Crystal Decisions Reports Fourth Quarter and Fiscal Year End Results
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About Crystal Decisions

Crystal Decisions, a privately held company, is a leading information management software company with more than 14 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best decisions and ultimately reduce costs and increase productivity. We believe the Crystal brand is among the most trusted names in enterprise reporting and more than 355 Independent Software Vendors (ISVs) have standardized on Crystal Decision’s solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 30 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

Crystal Decisions, Crystal Reports, Crystal Enterprise, Crystal Analysis, Crystal Services, Crystal Care, Crystal Assist, Crystal Applications and Holos are trademarks or registered trademarks of Crystal Decisions, Inc. in the U.S. and/or other countries. All other trademarks or registered trademarks referenced are the property of their respective owners.